UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported)	November 20, 2013

PHOTRONICS, INC.
(Exact name of registrant as specified in its charter)

Connecticut	000-15451	06-0854886
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

15 Secor Road, Brookfield, CT	06804
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code	(203) 775-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On November 20, 2013, Photronics, Inc. (the “Company”) entered an agreement (the “Framework Agreement”) with Dai Nippon Printing Co., Ltd. (“DNP”) to establish the terms and conditions under which Photronics Semiconductor Mask Corporation (“PSMC”), a majority owned subsidiary of the Company, will merge with DNP Photomask Technology Taiwan Co., Ltd. (“DPTT”), a wholly owned subsidiary of DNP, to form a joint venture focused on serving semiconductor manufacturers in Taiwan.

     The Framework Agreement binds each of the parties to use reasonable efforts, acting in good faith, to carry out the actions necessary to consummate the transactions thereby. The Framework Agreement also establishes the proposed timetable for the transaction and the form and substance of the agreements that will be entered into among the parties to effect the joint venture, including, without limitation, a merger agreement, a joint venture operating agreement, an outsourcing agreement and license agreements (collectively, the “Transaction Agreements”). Each of the Transaction Agreements have an effective date as of the closing of the business combination.

     Under the Framework Agreement, each of parties agree to conduct the business in substantially the same manner as conducted prior to the date of the Framework Agreement, and undertake not to transfer any of their shares in the relevant entities, except as contemplated by the Transaction Agreements. The Framework Agreement may be terminated upon the earliest to occur of: the written consent of the parties; material breach of the Framework Agreement or any Transaction Agreement, subject to a 30 day cure period; failure to close the transaction by September 30, 2014; failure to receive regulatory approval; or termination of the merger agreement.

     The Company and DNP will own 50.01% and 49.99% of the joint venture, respectively, and its financial statements will be included in the consolidated financial statements of the Company.

     A copy of the Company’s press release announcing the transaction is attached to this report as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

	99.1	Press Release dated November 20, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTRONICS, INC.
(Registrant)

DATE	November 22, 2013	BY	/s/ Richelle E. Burr
Richelle E. Burr
Vice President, General Counsel

INDEX TO EXHIBITS

Exhibit	Description
99.1	Press Release dated November 20, 2013.